EXHIBIT 21.1

                                                              LANDCARE USA, INC.
                                                            SUBSIDIARY COMPANIES

Arteka Acquisition Corp.
Arteka Natural Acquisition Corp.
Arteka Nurseries Acquisition Corp.
Desert Care Acquisition Corp.
D.R. Church Acquisition Corp.
Four Seasons Acquisition Corp.
Ground Control Acquisition Corp.
Southern Tree Acquisition Corp.
Trees Acquisition Corp.